Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of USCA All Terrain Fund:

We consent to the use of our report dated May 30, 2017, incorporated by reference herein, for USCA All Terrain Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus.

Fort Worth, Texas
 July 31, 2017